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                         The  Investor  Relations  Group
                       A Corporate Communications Company


                               LETTER OF AGREEMENT


Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group (IRG) agrees to provide Digital Video Display Technology ("DVD") (the "Company") investor relations and corporate communications services. These services may include, but are not limited to:
- overall management of the corporate communications program which will include co-ordinating all investor relations activities;
- designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel;
- assistance or complete design of corporate slide show for more orderly presentations;
-  writing  &  editing  news  releases;
- shareholder management--working as the primary investor contact for all telephone calls, faxes, and postal dissemination of corporate materials;
- active telephone solicitation on a daily basis to generate accumulation interest in the DVD story;
- securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management, including promotion and event planning;
- solicitation to secure brokerage and/or financial newsletter analyst coverage;
-  recruitment  and  hands-on  indoctrination  of  new  market  makers;
-  targeted  mailings  and  postcards  to  our  industry  contacts;
-  writing  and  editing  shareholder  letters;
-  assistance  in  the  editing  and  design  of  all  promotional  materials;
-  active  solicitation  of  media  placements in industry and financial trades;
-  advice  on  packaging  the  Company  story;
- access to our contacts in the event DVD needs to secure additional financing in the form of secondary, bridge, debt or pipes;
-  assistance  in  securing  listing  with  NASDAQ  markets  or  AMEX;
The Investor Relations Group will fax on a daily basis a complete update of the day's activities, interest and correspondence to corporate headquarters.


Section 2. Fees. The Company shall pay to IRG for its services hereunder including investor relations services a cash maintenance fee of $10,000 per month for a renewable term of 12 months beginning April 1, 1999 ending March 31, 2000, payable on or before the 1st day after the beginning of each month which occurs during such period (the "Engagement Period"). Upon signing this agreement, the Company also agrees to deliver to IRG 150,000 non-qualified, cashless stock options with piggy-back rights, to purchase shares priced at $_________ per share. Such options shall be granted and the paperwork shall be delivered in a timely manner after the execution of this Agreement. The Company agrees to fully register resale of these options in conjunction with the first appropriate registration executed.
     The options shall be issued in the name of Dian Griesel and assignable exclusively to employees of The Investor Relations Group, Inc.


Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to:
-  telephone
-  photocopying
-  postage
- messenger service and Federal Express--only when necessary due to time restraints
-  clipping  service  &  information  retrieval  service--if  requested
-  maintaining  mailing  lists
- all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office
-  all  reasonable  meeting expenses including rental of audio/visual equipment.

No individual expenses over $100 will be expended without first notifying the Company. The Company agrees to remit upon the signing of this agreement a check for $10,000 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be available for review by the Company upon request.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and hold harmless each other and their affiliates, stockholders, directors, officers, attorneys, agents, employees, successors, and assigns (each an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by, or asserted or awarded against the Indemnified Person, in each case arising in any manner under, out of or in connection with an IRG undertaking or performance of service hereunder or arising in any manner under, out of or in connection with investigating, preparing or defending such action, claim or suit related to such undertaking or performance (all other foregoing collectively, the "Indemnified Liabilities"). It is recognized and agreed by IRG that the Company shall have no liability hereunder to any Indemnified Person with respect to Indemnified Liabilities which have arisen from the gross negligence or willful misconduct of such Indemnified Person. The foregoing indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution.

     IRG requires that the Company shall approve all printed material prior to its release, by signing off on the final draft submitted for approval. The Company is solely responsible for the truth and accuracy of such printed information.

Section 5. Term of Agreement. (a) After March 31, 2000 the engagement of IRG under the provisions of this agreement shall continue until notice of termination under section (b) hereunder is received. (b) The Company may terminate IRG's engagement hereunder, with or without cause, at any time on 60 days' written notice after March 31, 2000. Upon receipt of less than 60 days' notice, the balance of the 60 days' fees owed to IRG will be due on the termination date. (c) IRG may terminate its engagement hereunder, with or without cause, at any time, on 60 days notice after March 31, 2000. The obligations of the Company under Sections 4 and 6 shall survive termination or breach of this agreement, with or without cause, by either party. Prior to or immediately thereafter March 31, 2000, IRG shall provide 90 days' written notice of any increase in fees for their services hereunder.

Section 6. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 7. Choice by Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 8. Other Services. If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to
                              Very truly yours,

                              /s/ Dian Griesel, Chairman & CEO
                              The Investor Relation's Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:

Digital Video Display Technology
/s/ Lee Edmondson, Chief Executive Officer

Date: March 30, 1999